Exhibit 10.2

November 8, 2021

William P. Burke
Address on file with the Company

RE: CFO Retention and Transition Agreement

Dear Bill:

This Retention and Transition Agreement (this “Agreement”) sets forth the understanding between you and Haemonetics Corporation (the “Company”) regarding your continued employment as Chief Financial Officer of the Company and your planned retirement from the Company and transition. On behalf of the Board of Directors of the Company, I want to thank you for your willingness to provide continued service as Chief Financial Officer and then in the role of Special Advisor as provided in this Agreement in order to ensure a seamless and successful transition to the next Chief Financial Officer of the Company.
1.Continued Service as Chief Financial Officer and Special Advisor.
a.Transition. Your service as Executive Vice President and Chief Financial Officer (“CFO”) of the Company will continue until the earlier of (1) the date your successor to the position of CFO of the Company commences employment with the Company and (2) June 30, 2022. After your successor to the position of CFO of the Company commences employment (if prior to June 30, 2022), you will continue to be employed by the Company and agree to serve as a Special Advisor to the Company’s Chief Executive Officer (the “CEO”). As Special Advisor, your duties may include providing guidance to the CEO, supporting and advising the new CFO and such other reasonable duties related to the finance function of the Company as assigned to you by the CEO.
b.Retention Date. Your service as an employee with the Company will end on June 30, 2022 (the “Retention Date”). For avoidance of doubt, the termination of your employment on the Retention Date, under the terms of this Agreement, is not a Qualifying Termination under the Executive Severance Agreement between you and the Company dated November 7, 2017 (the “Executive Severance Agreement”).
2.Compensation and Retention Payment.
a.Salary. From now until the Retention Date (the “Transition Period”), you will continue to receive your current salary, provided that your employment does not earlier terminate.
b.Annual Bonus. The execution of this Agreement will not affect your eligibility to receive an annual bonus for fiscal 2022, which will be based on actual Company performance assuming full achievement of any individual performance goals and will be paid when fiscal year 2022 bonuses are generally paid to senior executives of the Company subject to and in accordance with the terms of such annual bonus program. Provided you remain employed with the Company through the Retention Date and satisfy the other conditions to receive the Retention Bonus set forth in Section 2(e), the Company will pay you a Pro Rata Bonus for fiscal year 2023 within 21 days after the expiration of the Revocation Period, as defined in Exhibit A hereto. A “Pro Rata Bonus” means an amount equal to your Annual Target Bonus multiplied by a fraction the numerator of which is the number of days in fiscal 2023 that you were employed through the Retention Date and the denominator of which is 365. “Target Bonus” means an amount equal to 75% of your current annual salary. The Company will only pay the Pro Rata Bonus for fiscal 2023 once the Supplemental Release attached hereto as Exhibit A has been timely executed by you and become effective in accordance with its terms.
c.Equity Incentive Awards. All of your outstanding equity incentive awards, including stock options, restricted stock units, and performance-based restricted stock units, will continue to vest (and, for stock options, to be exercisable) subject to and in accordance with their current terms. You will not receive any further equity incentive awards under the Company’s long-term incentive plans.
d.Benefit Plans and Programs. During the Transition Period, subject to your continued service, you will continue to remain eligible to participate in the Company employee benefit plans and programs in which you currently participate on the same terms and conditions as other senior executives of the Company, except as otherwise set forth in this Agreement.
e.Retention Bonus.
In addition, if you (1) do not resign (for any reason) and are not terminated by the Company for Cause (as defined in your Executive Severance Agreement) prior to the Retention Date, (2) cooperate fully in transitioning your job, (3) agree to the terms of this Agreement and timely sign, return, and do not revoke it, and (4) timely sign, return, and do not revoke the Supplemental Release attached hereto as Exhibit A, the Company will provide you with a retention bonus (the “Retention Bonus”). The Retention Bonus will be calculated as follows: (1) if your successor commences employment on or before April 2, 2022, the Retention Bonus will be an aggregate amount equal to 25% of your base salary at the annualized rate in effect as of the date hereof, paid to you in approximately equal installments over the course of the three (3) months following the Retention Date; or (2) if your successor commences employment after April 2, 2022, the Retention Bonus will be an aggregate amount equal to 50% of your base salary at the annualized rate in effect as of the date hereof, paid to you in approximately equal installments over the course of the six (6) months following the Retention Date. The Retention Bonus will be paid to you in accordance with the Company’s regular payroll practices, beginning on the first regularly scheduled payroll date of the Company following the date on which the Supplemental Release becomes effective in accordance with its terms. The Company will pay the Retention Bonus only after you have timely executed the Supplement Release, attached hereto as Exhibit A, that is not revoked as provided herein. The Retention Bonus payment is not considered compensation for purposes of the Company’s 401(k) or other retirement plans.
For avoidance of doubt, in the event that you are terminated without Cause before the Retention Date, you are not entitled to the Retention Bonus, and your Executive Severance Agreement will govern the terms of you departure from the Company.
The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

3.Release of Claims. You voluntarily release and discharge the Company and its current and former predecessors, successors, assigns, parent companies, subsidiaries, affiliates, and other related entities, as well as all of their current and former agents, officers, directors, employees, representatives, attorneys, and all persons acting by, through, under, or in concert with any of them (any and all of which are referred to as “Releasees”), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, causes of action, damages, losses, expenses, and debts of any nature whatsoever, known or unknown (“Claims”), which you have, claim to have, ever had, or ever claimed to have had against Releasees. This general release of Claims includes, without implication of limitation, all Claims relating to your employment and separation from employment with the Company; all Claims of discrimination, harassment and retaliation prohibited by any federal, state, or local statute, regulation, or ordinance, including without implication of limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans With Disabilities Act, Massachusetts General Laws chapter 151B, the Massachusetts Wage Act (including but not limited to paid time off, overtime and other wages), the Family and Medical Leave Act, and the Employee Retirement Income Securities Act; and all other statutory and common law Claims. You also waive any Claim for reinstatement, attorney’s fees, interest, or costs, and all Claims for wages or other compensation (including but not limited to those under the Massachusetts Wage Act), provided that this Release shall not be construed to impair your right to enforce the terms of this Agreement or to waive any claims that may not by law be waived.
Notwithstanding the foregoing, this Agreement will not be construed to (i) impair your right to enforce the terms of this Agreement, (ii) waive any Claims that may not by law be waived, (iii) impair your rights under any equity or equity award agreement, any subscription agreement, any stockholders’ agreement, or any other written agreement between you and the Company, insofar as you have continuing rights under any such agreement after the effective date of this Agreement, (iv) release or discharge any rights you may have to indemnification as a current or former manager, director, officer or employee under the organizational documents of the Company, under applicable law, or otherwise, or to protection under any insurance policy maintained by the Company, or (v) impair any rights that you may have to vested retirement benefits.
In addition, nothing in this Agreement (including but not limited to the release of claims, confidentiality, cooperation, and non-disparagement provisions) shall be construed to prevent you from communicating or filing a charge or complaint with, or from participating in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission, National Labor Relations Board, the Securities and Exchange Commission (“SEC”), or any other any federal, state or local agency charged with the enforcement of any laws, or from exercising rights under Section 7 of the National Labor Relations Act to engage in joint activity with other employees, although by signing this Agreement you are waiving and hereby do waive any and all rights to individual relief (monetary or otherwise) based on claims asserted in such a charge or complaint, or asserted by any third-party on your behalf, except where such a waiver of individual relief is prohibited (such as, for example in connection with an award for information provided to the SEC).
4.Professional Transition. For the period during which you are receiving payments of the Retention Bonus, you agree (i) to cooperate with the Company and its accountants and legal counsel, as reasonably requested by the Company, with respect to legal and business issues of which you have personal or corporate knowledge and (ii) to make yourself available at reasonable times and upon reasonable notice to answer questions or provide information within your possession as requested by the Company relating to the Company, its subsidiaries and/or their respective operations. You acknowledge that the Company’s obligations under this Agreement are expressly contingent on such cooperation and assistance, and on your dealing with any issues relating to your employment with or separation from the Company in a responsible, positive and professional manner.
5.Confidential Information. You agree that during your employment with the Company and at all times thereafter:
a.You will not at any time, directly or indirectly, disclose or divulge any Confidential Information (as hereinafter defined), except as required in connection with your work for the Company or requested in writing by the Company, and except to the extent required by law, subpoena or court order (but only after you have provided the Company with reasonable notice and opportunity to take action against any legally required disclosure to the extent permitted by law). As used herein, “Confidential Information” means all trade secrets and all other proprietary information of a business, financial, marketing, technical or other nature relating to the business of the Company including, without limitation, any customer or vendor lists, financial statements and projections, know-how, pricing policies, operational methods, methods of doing business, technical processes, formulae, designs and design projects, inventions, computer hardware, software programs, business strategy, plans and projects (actual or prospective) pertaining to the Company and including any information of others that the Company has agreed to keep confidential; provided that Confidential Information shall not include any information that has entered or enters the public domain through no fault of you.
b.You shall make no use whatsoever, directly or indirectly, of any Confidential Information at any time except as may be required in connection with your work for the Company.
c.Prior to the Retention Date, or upon the Company’s request at any time and for any reason, you shall immediately deliver to the Company all materials (including all soft and hard copies) in your possession that contain or relate to Confidential Information (including without limitation copies of contracts, contract analyses, and product development plans and product marketing and sales plans related to the Company’s business) and all other Company documents and property (including without limitation Company laptop computer and telephone).
d.All Developments made by you, either alone or in conjunction with others, at any time or at any place during your employment with the Company, whether or not reduced to writing or practice during such period of employment, shall be and hereby are the exclusive property of the Company without any further compensation to you. In addition, without limiting the generality of the prior sentence, all Developments which are copyrightable work by you are intended to be “work made for hire” as defined in Section 101 of the Copyright Act of 1976, as amended, and shall be and hereby are the property of the Company. “Developments” means any and all inventions, modifications, discoveries, designs, developments, improvements, processes, software programs, works of authorship, documentation, formulae, data, techniques, know-how, secrets or intellectual property rights or any interest therein that (i) relate to the business in which the Company is engaged or in which the Company intended to engage in during your employment with the Company, (ii) are or were created or improved in whole or in part by using any Company resources, data, facilities or equipment, or (iii) are or were created or improved within the scope of your employment.

e.You have promptly disclosed any Developments to the Company. If any Development is not the property of the Company by operation of law, this Agreement or otherwise, you will, and hereby do, assign to the Company all right, title and interest in such Development, without further consideration, and will assist the Company and its nominees in every way, at the Company’s expense, to secure, maintain and defend the Company’s rights in such Development. You shall sign all instruments necessary for the filing and prosecution of any applications for, or extension or renewals of, letters patent (or other intellectual property registrations or filings) of the United States or any foreign country in which the Company desires to file and that relate to any Development. You hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as your agent and attorney-in-fact (which designation and appointment shall be deemed coupled with an interest and shall survive your death or incapacity), to act for and in your behalf to execute and file any such applications, extensions or renewals and to do all other lawfully permitted acts to further the prosecution and issuance of such letters patent, other intellectual property registrations or filings or such other similar documents with the same legal force and effect as if executed by you. You waive all claims to moral rights in the Developments.
6.Restrictive Covenants. You acknowledge that (i) the services performed by you while employed by the Company were of a special, unique, unusual, extraordinary, and intellectual character, (ii) the provisions of this Section 6 are reasonable and necessary to protect the Company’s business, goodwill and Confidential Information, and (iii) the Retention Bonus and other consideration provided herein constitute adequate consideration for this Section 6. You therefore agree that for a period of one (1) year after the Retention Date:
a.You will not, directly or indirectly, individually or as a consultant to, or an employee, officer, director, manager, stockholder, partner, member, investor, lender or other owner or participant in any business entity, other than the Company, engage in, or assist any other person or entity to engage in, any business which competes with the Business anywhere in the United States or anywhere else in the world where the Company does business or planned to do business during your employment. For purpose of this section, the “Business” shall mean the research, development, production, distribution, marketing, providing and/or selling of hematology and other blood-related products and solutions, including without limitation those for blood and plasma component collection, cell processing, autologous blood transfusion, hemostasis management, vascular closure and transfusion services;
b.You will not, directly or indirectly, (i) solicit, divert or take away, or attempt to solicit, divert or take away, the business or relationship of the Company with any of its customers, clients, distributors, dealers, referral sources, business partners, suppliers, vendors, service providers, consultants, lenders, investors, landlords, licensors or attorneys or any other person or entity with whom the Company does business (collectively, “Business Partners”), or (ii) otherwise interfere with the Company’s business relationship with any of its Business Partners;
c.You will not, directly or indirectly, solicit, recruit, hire or engage, or otherwise interfere with the business relationship of the Company with, any current or former employee of the Company, other than any person who ceased to be employed by the Company for a period of at least six (6) months;

d.You will give notice to the Company of each new business activity you plan to undertake, no later than ten (10) business days after beginning any such activity. The notice shall state the name and address of the person, corporation, association or other entity or organization (each, an “Entity”) for whom such activity is undertaken and the nature of your business relationship or position with the Entity. You further agree to provide the Company with other pertinent information concerning such business activity as you may reasonably request in order to determine your continued compliance with your obligations under this Agreement. However, in all cases, your obligation to notify the Company shall be limited to information that is public and non-confidential and that subsequently becomes public and non-confidential during the one (1) year following the Retention Date. You consent to notification by the Company to your new employer or its agents regarding your rights and obligations under this Agreement or any other agreement or understanding with the Company; and
e.You will not, directly or indirectly, assist any person or entity in performing any activity prohibited by Sections 6(a), 6(b), or 6(c).
7.Non-Disparagement. Other than as permitted in Section 3 above, you agree not to make any disparaging statements, written or oral, about the Company, the Company’s products or services, or any of the Company’s directors, officers, executives, stockholders, investors, lenders, affiliates, managers, members, partners, agents, attorneys or representatives. The Company agrees that it will not issue any press release or public statement that disparages you or your employment with the Company. In addition, the Company agrees that the members of its Board of Directors and its executive officers shall not make any disparaging statements, written or oral, about you or your employment with the Company. Notwithstanding anything in this Section 7 or elsewhere in this Agreement, nothing in this Agreement shall prohibit either party (and, in the case of the Company, its Board of Directors or executive officers) from making truthful statements that are required by applicable law, regulation or legal process.
8.Litigation Cooperation. You agree to cooperate in good faith with the Company in the defense or prosecution of any claims, arbitration or regulatory proceedings or action which already have been brought or which may be brought in the future against or on behalf of the Company or any of its directors, officers, employees, or agents which relate to events or occurrences that transpired during your employment with the Company. Your full cooperation in connection with such claims or actions shall include, without implication of limitation, being available to meet with counsel to prepare for discovery or trial and to testify truthfully as a witness when reasonably requested by the Company at reasonable times designated in good faith by the Company (all such services referred to herein as “Litigation Cooperation”). Except as required by law, you agree that you will not voluntarily disclose any information to any person or party that is adverse to the Company and you will maintain the confidences and privileges of the Company. The Company agrees to reimburse you for any reasonable and customary out-of-pocket expenses that you incur in connection with such Litigation Cooperation, subject to reasonable documentation. The Company further agrees that if such Litigation Cooperation occurs more than six (6) months after the Retention Date, the Company will in good faith negotiate with you for reasonable payment for his services, at an hourly rate commensurate with your salary as of the Retention Date, provided that the Company and you acknowledge and agree that you shall not be entitled to compensation for time spent actually testifying under oath in any proceeding. The Company will try, in good faith, to exercise its rights under this Section so as not to unreasonably interfere with your ability to engage in gainful employment.

9.Limited Disclosure. You agree not to disclose the substance of this Agreement, except to your spouse, tax advisor, an attorney with whom you choose to consult regarding your consideration of this Agreement, and/or to any federal, state or local government agency. You agree and acknowledge that the Company will disclose this Agreement, as required by applicable law.
10.Effect of Breach. You recognize and agree that the compensation and benefits offered to you hereunder are in consideration for your full and complete compliance with the covenants and provisions of this Agreement. Accordingly, you agree that if you willfully violate this Agreement, including but not limited to the terms of Sections 5 through 10, and fail to remedy such violation within the period of ten (10) days following your receipt of written notice from the Company, the Company may immediately terminate payment of further compensation or benefits otherwise owed to you hereunder, and may recover the full value of any such compensation and benefits already provided to you to the maximum extent permitted by law. You acknowledge that a breach of any of the covenants continued in Sections 5 through 10 of this Agreement could result in irreparable injury to the Company for which there might be no adequate remedy at law, and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or preliminary injunction and a permanent injunction restraining you from engaging in any activities prohibited by Sections 5 through 10 herein or such other equitable relief as may be required to enforce specifically any covenants of Sections 5 through 10. In the event the Company prevails in any action against you arising from such a breach, the Company shall be entitled to recover from you all reasonable attorneys’ fees and costs incurred by it in connection with such breach. In the event that you prevail in any action involving the enforcement of the provisions of this Agreement, you shall be entitled to recover from the Company all reasonable attorneys’ fees and costs incurred by you in such action. Additionally, if you violate Section 6 of this Agreement, the temporal period applicable to that Section shall be extended by the period of time during which such violation occurred. Any event of a breach by you will not affect the release set forth or any other of your continuing obligations under this Agreement.
11.Tax Withholding; Section 409A.
a.All payments made by the Company to you or your dependents, beneficiaries or estate will be subject to the withholding of such amounts relating to tax and/or other payroll deductions as may be required by law.
b.The parties intend that the benefits and payments provided under this Agreement shall be exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code (the “Code”). Notwithstanding the foregoing, the Company shall in no event be obligated to indemnify you for any taxes or interest that may be assessed by the Internal Revenue Service pursuant to Section 409A of the Code. Each payment or installment under this Agreement is intended to be a “separate payment” for purposes of Section 409A.
12.Governing Law and Interpretation. This Agreement, and any dispute arising under or relating to this Agreement, will in all respects, be governed by and construed in accordance with the internal substantive and procedural laws of the Commonwealth of Massachusetts, without regard to any conflicts of laws principles. The parties irrevocably and unconditionally (a) submit to the exclusive jurisdiction of the Commonwealth of Massachusetts, in any court therein as may be permitted by applicable law (the “Courts”) for the purpose of any suit, action or other proceeding arising under or relating to this Agreement, (b) agree not to commence any suit, action or other proceeding arising under or relating to this Agreement except in the Courts, and (c) waive, and agree not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such suit, action or proceeding, any claim that such party is not subject personally to the jurisdiction of the Courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by the Courts.
13.WAIVER OF JURY TRIAL. EACH PARTY AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER OR OTHERWISE RELATES TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT.
14.Non-admission of Wrongdoing. The parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by Releasees of wrongdoing or evidence of any liability or unlawful conduct of any kind.
15.Amendment. This Agreement may not be modified, altered or changed except in writing and signed by both parties wherein specific reference is made to this Agreement.
16.Entire Agreement. This Agreement (including its Exhibits) constitutes the entire agreement between you and the Company regarding your termination of employment with the Company. You acknowledge that you have not relied on any representations, promises, or agreements of any kind made to you in connection with your decision to accept this Agreement (including its Exhibits).
17.Severability; Counterparts. The provisions of this Agreement will be deemed severable, and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof. This Agreement may be executed in several counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instruments.
YOU ARE ADVISED THAT YOU HAVE UP TO TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THIS AGREEMENT AND GENERAL RELEASE IN WHICH YOU WAIVE IMPORTANT RIGHTS, INCLUDING THOSE UNDER THE ADEA. YOU ARE ALSO ADVISED TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT AND GENERAL RELEASE CONCERNING THE RIGHTS BEING WAIVED AS WELL AS ALL OTHER TERMS OF THIS AGREEMENT AND GENERAL RELEASE.

THE SIGNED AGREEMENT MUST BE RETURNED TO: LAURIE MILLER, HAEMONETICS, CORPORATION, 125 SUMMER STREET, BOSTON MA, 02110.

YOU MAY REVOKE THIS AGREEMENT AND GENERAL RELEASE FOR A PERIOD OF SEVEN (7) BUSINESS DAYS FOLLOWING THE DAY YOU SIGN THIS AGREEMENT. ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED, IN WRITING, TO LAURIE MILLER, AND MUST STATE, “I HEREBY REVOKE MY ACCEPTANCE OF OUR AGREEMENT AND GENERAL RELEASE.” THE REVOCATION MUST BE PERSONALLY DELIVERED OR MAILED TO LAURIE MILLER, HAEMONETICS CORP., 125 SUMMER STREET, BOSTON, MA 02110. IF MAILED THE REVOCATION MUST BE POSTMARKED WITHIN SEVEN (7)

BUSINESS DAYS AFTER YOU SIGN THIS AGREEMENT. YOU AGREE THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL UP TO TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

YOU VOLUNTARILY, FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS, INCLUDING ADEA CLAIMS, YOU HAVE OR MIGHT HAVE AGAINST THE COMPANY AND ANY RELATED PERSONS OR ENTITIES.

Thank you again for your dedicated leadership and your continued service.

To indicate agreement with the foregoing, please sign and return this Agreement to me.

On behalf of the Company:

By:	/s/ Christopher A. Simon
Name:	Christopher A. Simon
Title:	President and Chief Executive Officer

Accepted and Agreed:

/s/ William P. Burke
Name:	William P. Burke

Date:	November 8, 2021

Exhibit A

SUPPLEMENTAL RELEASE OF CLAIMS
This Release of Claims (this “Release”) is entered into as of the last date indicated on the signature page of this Release by and between Haemonetics Corporation (the “Company”) and William P. Burke (“you”). You and the Company agree as follows:
1.    Release of Claims. You voluntarily release and discharge the Company and its current and former predecessors, successors, assigns, parent companies, subsidiaries, affiliates, and other related entities, as well as all of their current and former agents, officers, directors, employees, representatives, attorneys, and all persons acting by, through, under, or in concert with any of them (any and all of which are referred to as “Releasees”), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, causes of action, damages, losses, expenses, and debts of any nature whatsoever, known or unknown (“Claims”), which you have, claim to have, ever had, or ever claimed to have had against Releasees. This general release of Claims includes, without implication of limitation, all Claims relating to your employment and separation from employment with the Company; all Claims of discrimination, harassment and retaliation prohibited by any federal, state, or local statute, regulation, or ordinance, including without implication of limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans With Disabilities Act, Massachusetts General Laws chapter 151B, the Massachusetts Wage Act (including but not limited to paid time off, overtime and other wages), the Family and Medical Leave Act, and the Employee Retirement Income Securities Act; and all other statutory and common law Claims. You also waive any Claim for reinstatement, attorney’s fees, interest, or costs, and all Claims for wages or other compensation (including but not limited to those under the Massachusetts Wage Act), provided that this Release shall not be construed to impair your right to enforce the terms of this Agreement or to waive any claims that may not by law be waived.

Notwithstanding the foregoing, this Release will not be construed to (i) impair your right to enforce the terms of this Release or the Agreement, (ii) waive any Claims that may not by law be waived, (iii) impair your rights under any equity or equity award agreement, any subscription agreement, any stockholders’ agreement, or any other written agreement between you and the Company, insofar as you have continuing rights under any such agreement after the effective date of this Agreement, (iv) release or discharge any rights you may have to indemnification as a current or former manager, director, officer or employee under the organizational documents of the Company, under applicable law, or otherwise, or to protection under any insurance policy maintained by the Company, or (v) impair any rights that you may have to vested retirement benefits.
In addition, nothing in this Agreement (including but not limited to the release of claims, confidentiality, cooperation, and non-disparagement provisions) shall be construed to prevent you from communicating or filing a charge or complaint with, or from participating in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission, National Labor Relations Board, the Securities and Exchange Commission (“SEC”), or any other any federal, state or local agency charged with the enforcement of any laws, or from exercising rights under Section 7 of the National Labor Relations Act to engage in joint activity with other employees, although by signing this Agreement you are waiving and hereby do waive any and all rights to individual relief (monetary or otherwise) based on claims asserted in such a charge or complaint, or asserted by any third-party on your behalf, except where such a waiver of individual relief is prohibited (such as, for example in connection with an award for information provided to the SEC).

2.    Consideration. In consideration of your execution of this Release, the Company will provide you with the Retention Bonus and other benefits set forth in the Agreement, which consideration you would not otherwise be entitled to receive. Except as set forth in this Section 2, it is expressly agreed that the Company does not have any obligation to provide you at any time in the future with any payments, equity, benefits or other consideration. This Release shall not supersede any continuing obligations you may have under the terms of the Agreement.
3.    Non-Filing of Complaint or Charges. By signing this Release, you represent and warrant that you have not filed any complaints, charges or claims for relief against any of the Releasees with any local, state or federal court or administrative agency. You further acknowledge and agree that you have waived any relief available to you (including with limitation, monetary damages, equitable relief and reinstatement) under any of the claims and/or causes of action referenced in Section 1 of this Release.
4.    Voluntary Waiver and Acknowledgement. You acknowledge that you have been advised to and given the opportunity to consult with the attorney of your choice in connection with executing this Release, and that you have been given the opportunity, if so desired, to consider this Release for twenty-one (21) days before executing it. If you sign this Release prior to the Separation Date, or later than twenty-one (21) days following the Separation Date, it will not be valid. The Company acknowledges that, for a period of seven (7) days from the date that you sign this Release (the “Revocation Period”), you will retain the right to revoke this Release by written notice to Human Resources Department at the Company, received before the end of the Revocation Period, and that this Release will not become effective or enforceable until the expiration of the Revocation Period.
5.    Other Terms. You and the Company acknowledge that the performance of the promises of each is contingent upon the fulfillment of the obligations of the other party as set forth in this Release and the Agreement. You and the Company agree that this Release is not, and shall not be construed to be, an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by either party. This Release shall take effect as an instrument under seal and shall be governed and construed in accordance with the law of Massachusetts, without regard for its choice of law principles. If any provision of this Release is deemed invalid, the remaining provisions shall not be affected and shall be enforced to the maximum extent permitted by law.
IN WITNESS WHEREOF, you and the Company have executed this Release as of the date last written below.

William P. Burke	Haemonetics Corporation

By:
Name:
Title:

Date:_____________________	Date:______________________